             EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS<FA>

                WOLVERINE WORLD WIDE, INC. AND SUBSIDIARIES
                                                                 FISCAL YEAR ENDED
                                               DECEMBER 30,         DECEMBER 31,          JANUARY 1,
                                                  1995                 1994                  1994
PRIMARY
Average shares outstanding                     16,553,975           15,823,193            15,217,007

Net effect of dilutive stock options              560,493              534,863               499,730

Total                                          17,114,468           16,358,056            15,716,736

Net earnings                                  $24,067,000          $16,598,000           $11,492,000

Per share amount                              $      1.41          $      1.01           $      0.73


FULLY DILUTED
Actual shares outstanding                      16,553,975           15,823,193            15,217,007

Net effect of dilutive stock options              683,204              573,441               591,912

Number of shares to be issued
 assuming conversion of
 convertible notes to stock                                            218,201               450,000

Total                                          17,237,179           16,614,835            16,258,919

Net earnings                                  $24,067,000          $16,598,000           $11,492,000

Interest expense on convertible
 notes assuming conversion at
 beginning of year                                                      78,795               162,500

Tax effect of interest expense                                         (29,154)              (58,500)

Total                                         $24,067,000          $16,647,641           $11,596,000

Per share amount                              $      1.40          $      1.00           $      0.71

<FA> On March 10, 1994, and April 19, 1995, the Company announced three-for-two stock splits on shares of common stock outstanding on March 21, 1994, and May 1, 1995, respectively.  All shares and per share data have been retroactively adjusted for the increased shares resulting from the stock splits.